Exhibit 2.2

CONFIDENTIAL

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on [•], 2021 and sets forth the terms and conditions pursuant to which Aurora Acquisition Corp., a Cayman Islands exempted company (“Aurora”), shall effect a domestication into a Delaware corporation (the “Domestication”) to be known as Better Home & Finance Holding Company (“Better”), pursuant to Sections 265 and 388 of the Delaware General Corporation Law (the “DGCL”).

RECITALS

WHEREAS, Aurora is a Cayman Islands exempted company limited by its shares duly formed and validly existing under the laws of the Cayman Islands;

WHEREAS, the Board of Directors of Aurora (the “Board”) has determined that, in furtherance of the Agreement and Plan of Merger, dated as of May 10, 2021, by and among Aurora and Better HoldCo, Inc., a Delaware corporation, inter alia (the “Merger Agreement”), it is in the best interests of Aurora that Aurora be converted into and thereafter become, and continue to exist as, a corporation in accordance with Sections 265 and 388 of the DGCL; and

WHEREAS, pursuant to Section 265(h) of the DGCL, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication pursuant to Sections 265 and 388 of the DGCL.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Aurora agrees as follows:

1. Domestication. Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), Aurora will be converted into a Delaware corporation, pursuant to Sections 265 and 388 of the DGCL, under the name “Better Home & Finance Holding Company” and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as Aurora. Aurora will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of Aurora and will constitute a continuation of the existence of Aurora in the form of a Delaware corporation.

2. Effective Time. Aurora shall file the Certificate of Domestication, in the form attached hereto as Exhibit A, and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Sections 103 and 265 of the DGCL.

3. Conversion of Securities. As a result of and at the Effective Time, pursuant to the Domestication:

(a) each then issued and outstanding share of Class A common stock of Aurora will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Better having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation (the “Domesticated Acquiror Class A Common Stock”);

(b) each then issued and outstanding share of Class B common stock of Aurora will convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock;

(c) the rights, powers and privileges, and the obligations of Class B and Class C common stock of Better shall be as set forth in the Certificate of Incorporation;

(d) each then issued and outstanding warrant of Aurora will convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement, dated as of March 3, 2021, between Aurora and Continental Stock Transfer & Trust Company; and

(f) each then issued and outstanding unit of Aurora will convert automatically into a unit of Better (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Class A Common Stock and one-quarter of one Domesticated Acquiror Warrant.

4. Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5. Governing Documents. (i) At the Effective Time, the Certificate of Incorporation of Aurora (initially filed in accordance with the Cayman Islands Companies Act, as amended) shall be cancelled and the Amended and Restated Memorandum and Articles of Association of Aurora, dated as of February 12, 2021 (as may be amended from time to time), shall be terminated and be of no further force or effect and (ii) from and after the Effective Time, the Certificate of Incorporation and the Bylaws of Better in the form attached hereto as Exhibit C (the “Bylaws”), will govern the affairs of Better and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6. Board of Directors. From and after the Second Effective Time (as defined in the Merger Agreement), the members of the Board of Aurora shall be replaced with those persons identified as the initial directors of Better in accordance with the Merger Agreement. Each such initial director shall serve as director of Better until such time as his or her respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

7. Officers. From and after the Second Effective Time, the officers of Aurora shall be replaced with those persons identified as the officers of Better in accordance with the Merger Agreement, each of whom shall serve until such time as their respective successors have been designated by the board of directors, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

8. Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 265(f) of the DGCL, including, without limitation, all of the rights, privileges and powers of Aurora, and all property, real, personal and mixed, and all debts due to Aurora, as well as all other things and causes of action belonging to Aurora, will remain vested in Better and will be the property of Better and the title to any real property vested by deed or otherwise in Aurora will not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of Aurora will be preserved unimpaired, and all debts, liabilities and duties of Aurora will remain attached to Better, and may be enforced against Better to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by Better. The rights, privileges, powers and interests in property of Aurora, as well as the debts, liabilities and duties of Aurora, will not be deemed, as a consequence of the Domestication, to have been transferred to Better for any purpose of the laws of the State of Delaware, including the DGCL.

9. Further Assurances. If at any time Better, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, Aurora and its directors and authorized officers shall be deemed to have granted to Better an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Better and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of Better are fully authorized in the name of Aurora or otherwise to take any and all such action.

10. Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

11. Miscellaneous. The provisions of this Plan of Domestication shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Plan of Domestication may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of Aurora as of the date first written above.

AURORA ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Plan of Domestication]

Exhibit A

Certificate of Domestication

[Intentionally Omitted]

Exhibit B

Certificate of Incorporation

[Intentionally Omitted]

Exhibit C

Bylaws

[Intentionally Omitted]